Home Office: Service Center: 2900 Westchester Avenue P.O. Box 24068 Purchase, New York 10577 Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com Jackson National Life Insurance Company of New York® Thank you for choosing Jackson National Life Insurance Company of New York, also referred to as "the Company" or "Jackson of NY®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson of NY. THE VALUE OF AMOUNTS YOU ALLOCATE TO THE SEPARATE ACCOUNT DURING THE ACCUMULATION AND ANNUITY PERIODS IS NOT GUARANTEED AND MAY INCREASE OR DECREASE IN VALUE BASED UPON THE PERFORMANCE OF THE FUNDS UNDERLYING THE SEPARATE ACCOUNT. IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS ARE LESS THAN 1.00%, VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME. PLEASE REVIEW THE CONTRACT DATA PAGES FOR CONTRACT CHARGES. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE SELLING ADVISOR OR THE COMPANY NO LATER THAN 20 DAYS AFTER YOU RECEIVE IT (60 DAYS AFTER YOU RECEIVE IT IF YOU PURCHASED THE CONTRACT AS A REPLACEMENT CONTRACT). THE COMPANY WILL REFUND THE CONTRACT VALUE, WITHOUT DEDUCTION FOR ANY FEES AND CHARGES, CALCULATED ON THE BUSINESS DAY ON WHICH THE CONTRACT IS RETURNED TO THE SELLING ADVISOR OR THE COMPANY RECEIVES THE CONTRACT AT ITS SERVICE CENTER. RETURNED CONTRACTS ARE VOID. Please Note: The Company reserves the right to allocate all Premium received during the "Notice of Right to Examine Contract" period to a money market Investment Division. After the "Notice of Right to Examine Contract" period expires, the Company will allocate the Contract Value to the Investment Divisions You have specified. INDIVIDUAL DEFERRED This Contract is signed by the Company VARIABLE ANNUITY CONTRACT (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE. INCOME OPTIONS AVAILABLE. NONPARTICIPATING. President Secretary VA785NY

TABLE OF CONTENTS Provision Page Number Contract Data Pages 3a Definitions 4 General Provisions 6 Accumulation Provisions 10 Withdrawal Provisions 11 Death Benefit Provisions 12 Income Provisions 15 Termination Provision 19 If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Service Center identified on the Contract's cover page. VA785NY 2

CONTRACT DATA PAGES Contract Number: 1234567890 Owner: John Doe Owner Issue Age: 35 Joint Owner: Jane Doe Joint Owner Issue Age: 35 Annuitant: John Doe Annuitant Issue Age: 35 Joint Annuitant: Jane Doe Joint Annuitant Issue Age: 35 Initial Premium: $25,000 Issue Date: February 1, 2019 Issue State: New York Income Date: February 1, 2079 Primary Beneficiary(ies): Brian Doe Contingent Beneficiary(ies): Mary Doe VA785NY-FB1 3a

CONTRACT DATA PAGES (CONT'D) CONTRACT CHARGES: Monthly Contract Charge: $20 A monthly charge will be deducted on a pro-rata basis from the Investment Division(s) on each Contract Monthly Anniversary. Transfer Charge: $25 The Company allows 25 free transfers between Investment Divisions in a Contract Year. The Company charges a fee for each transfer You make in excess of the 25 free transfers in any Contract Year. The Company deducts Transfer Charges from the amount You seek to transfer before allocation to the new Investment Division. The Company does not assess Transfer Charges on transfers under any of the Company's systematic investment programs, and the Company does not count those transfers against the 25 free transfers allowed in a Contract Year. Free transfers not utilized during a given Contract Year cannot be carried forward to subsequent Contract Years. Interest Rate for Adjustments Due to Misstatement of Age or Sex: 1.00% WITHDRAWALS: Minimum partial withdrawal amount unless as a scheduled part of a systematic withdrawal program: $500 Minimum partial withdrawal amount as a scheduled part of a systematic withdrawal program: $50 Minimum Contract Value remaining after a partial withdrawal: $2,000 TRANSFERS: Transfer among Investment Divisions. At any time, You may transfer all or a portion of Your Contract Value in any Investment Division to any available Investment Division(s). Transfer Effective Date: Transfers You request will be effective as of the end of the Business Day upon which the Company receives Your transfer request in Good Order at the Company's Service Center. Additional details on transfer restrictions are outlined in the Transfer of Funds Restrictions section of the General Provisions. VA785NY-FB1 3b

CONTRACT DATA PAGES (CONT'D) PREMIUM(S): This is a flexible Premium Contract. You may change the amount, frequency and timing of Premium payments, subject to the minimum and maximum Premium payment amounts specified below. Your initial Premium must be at least $25,000 for Non-Qualified Plan Contracts and $25,000 for Qualified Plan Contracts. Any subsequent Premium payments must be at least $500 ($50 if made as a scheduled part of an automatic payment plan). You may not make total Premium payments to this Contract in excess of $2,500,000, or such lesser amount established by the Company. You may allocate Premiums among the Investment Divisions available at the time of payment in amounts not less than $100. The Company will allocate any Premium payment subsequent to issue according to Your most recent instructions on file with the Company, provided that each allocation complies with the Company's then current minimum amounts. Investment Divisions: Investment Division(s) available at issue are identified in the application, if attached, current prospectus and any supplements. The Company may offer new Investment Divisions, or eliminate, substitute, or combine Investment Divisions. Maximum Investment Division Allocations Allowed: The number of allocations to the Investment Divisions may not exceed 99 at any one time. Separate Account: JNLNY Separate Account I The Company will identify the Investment Division(s) You select in a confirmation the Company sends You on or after the Issue Date and are stated in the application attached to this Contract, if any. VA785NY-FB1 3c

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2. Those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as specified on the cover page of the Contract.

BASIS OF COMPUTATION. The 2012 Individual Annuity Mortality Period Table, with an assumed net investment rate of 1.00% and a 0% expense load provides the actuarial basis for the Table of Income Options. The Company will determine the interest rate it uses in the present value calculations referred to in Options 3 and 4 as described in the Income Provisions, but in no instance will that interest rate be greater than the rate the Company uses to calculate the initial income payment. The Table of Income Options does not include any applicable tax.

SPECIMEN

VA785NY-FB1 3d

DEFINITIONS ACCUMULATION UNIT. A unit of measure the Company uses to calculate the value of amounts allocated to an Investment Division before the Income Date. ANNUITANT. The natural person(s) so designated on the Contract Data Pages, or by subsequent designation, on whose life the Company determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. ANNUITIZE. When You elect to convert the Contract Value into Income Payments. ANNUITY UNIT. A unit of measure the Company uses to calculate each Variable Annuity Payment. BENEFICIARY(IES). The natural person(s) or entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial designated Beneficiary(ies) are specified on the Contract Data Pages. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTRACT. The Individual Deferred Variable Annuity Contract described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date. CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Separate Account's Investment Divisions. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. DESIGNATED OPTION(S). The Investment Division(s) You select, to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs. DUE PROOF. Evidence of death, including but not limited to, a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. GOOD ORDER. The Company's receipt of all information, documentation, instructions and/or Premium the Company requires before it will issue the Contract or execute any transaction. INCOME DATE. The date on which Income Payments are to begin as described in the Income Provisions. The Income Date must be at least thirteen (13) months after the Contract Issue Date. INCOME OPTION. One of the payment options provided under the Income Provisions. INCOME PAYMENTS. Fixed Annuity Payments and Variable Annuity Payments offered by the Company at the Income Date. VA785NY 4

DEFINITIONS (CONT'D) INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account, each of which invests in a specific Underlying Mutual Fund, and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will increase or decrease depending on the performance of the Underlying Mutual Funds. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. JOINT OWNER. Each of multiple Contract Owners. LATEST INCOME DATE. The Contract Anniversary on which You will be 95 years old, or such earlier date required by a Qualified Plan, law or regulation. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or entity(ies) specified on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. References to the Owner include all Joint Owners, if applicable. PREMIUM(S). Money paid into this Contract for allocation to an Investment Division(s). QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. SEPARATE ACCOUNT. An asset account the Company has established and maintains in accordance with applicable law. The Company has allocated a portion of its assets to this account for this Contract and certain other contracts. The name of the Separate Account is shown on the Contract Data Pages. SERVICE CENTER. The Company's administrative address and telephone number as identified on the Contract's cover page or as the Company may designate from time to time. SOURCE OPTION. The Investment Division You select from those the Company makes available, from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs. UNDERLYING MUTUAL FUNDS. The registered management investment companies in which the assets of the Investment Divisions will be invested. WITHDRAWAL VALUE. The Contract Value, less any tax and Monthly Contract Charge payable. VA785NY 5

GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless You are not a natural person. If You are not a natural person, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. The Company reserves the right to limit the number of Joint Annuitants to two (2). ASSIGNMENT. You may assign ownership of this Contract, by submitting a written, signed and dated request to the Company in Good Order to the Company's Service Center. You may exercise these rights subject to the interests of assignees and irrevocable Beneficiaries. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries by submitting a written, signed and dated request to the Company's Service Center. You may exercise these rights subject to the interest of assignees and irrevocable Beneficiaries. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change in Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request, and while You are alive. CHARGES AND FEES. The Contract permits the Company to assess certain charges and fees. Charges and fees associated with Your Contract are described on the Contract Data Pages. The Monthly Contract Charge specified on the Contract Data Pages will be deducted on each Contract Monthly Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in full if the total withdrawal is not on a Contract Monthly Anniversary. CONFORMITY WITH LAWS. This Contract will be interpreted under the laws of the state of New York when it is issued and any applicable federal laws. Any provision that is in conflict with New York law or any federal law, is amended to conform to the minimum requirements of such law. Non-conforming provisions may be enforced against the Company to the extent provided by applicable New York or federal law. ENTIRE CONTRACT. The Contract, application, if any, and any attached endorsements, add-on benefits and amendments together make up the entire Contract between You and the Company. All statements made by the applicant to procure the Contract will be deemed representations and not warranties. VA785NY 6

GENERAL PROVISIONS (CONT'D) INCONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Pages. MINIMUM BENEFITS. For any paid-up annuity option, cash value or death benefit, the amount available under this Contract shall not be less than the minimum benefits required by the state of New York. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No advisor has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary and filed with the New York Department of Financial Services prior to use. Written consent of the Owner will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes the Owner's rights and/or benefits under the Contract. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. You may change the Owner or any Joint Owner. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company, received in Good Order at the Company's Service Center and recorded. No person whose age exceeds the maximum issue age the Company had set as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives and records Your request. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The Company reserves the right to limit the number of Joint Owners to two (2). The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex satisfactory to the Company at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable. Contract proceeds are not subject to the claims of creditors or to legal process unless required by New York law. VA785NY 7

GENERAL PROVISIONS (CONT'D) REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the primary Owner's address. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period; 3. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 4. the Withdrawal Value at the end of the reporting period; 5. the amount of the death benefit at the end of the reporting period; and 6. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge. SUBSTITUTION OF UNDERLYING MUTUAL FUND(S). If the Company determines that an Underlying Mutual Fund is no longer available or appropriate for Contract purposes, the Company may replace that Underlying Mutual Fund with another Underlying Mutual Fund without Your consent. No replacement or substitution will be made without notice to You or without prior approval of the New York Department of Financial Services. Changes of the Underlying Mutual Fund(s) are subject to federal securities laws and the laws of the state of New York. In the event the Company replaces an Underlying Mutual Fund, You are permitted to transfer Your Contract Value and allocate future Premiums among the available Investment Divisions, consistent with Your rights under the Contract. SUSPENSION OF PAYMENTS. The Company may suspend or delay withdrawals of Contract Value or transfers to or from an Investment Division for any period when: 1. the NYSE is closed (other than customary weekend and holiday closings); 2. under applicable Securities and Exchange Commission (SEC) rules, trading on the NYSE is restricted; 3. under applicable SEC rules, an emergency exists such that it is not reasonably practicable to dispose of securities in the Investment Division or to determine the value of its assets; or 4. the SEC, by order, so permits. The Company will not suspend death benefit payments, annuity payments or payments made to comply with required minimum distribution requirements of the Internal Revenue Code, as applicable. TAXES. The Company will deduct any taxes attributed to the Contract and payable to the state of New York or other government entity from the Contract Value. The Company reserves the right to deduct any amounts the Company might advance to pay taxes from the Contract Value. The Company will withhold taxes required by law from any amounts payable from this Contract. VA785NY 8

GENERAL PROVISIONS (CONT'D) TRANSFER OF FUNDS. The Contract Data Pages describe the conditions for transfers of funds between Investment Divisions. Transfer of Funds Restrictions. The Company may restrict the number and frequency of transfers into and between Investment Divisions in certain circumstances. This includes circumstances in which the Company determines that a reasonably designed restriction is required to prevent transfers that would disadvantage an Owner. The Company may impose a restriction including: 1. a minimum time between transfers; 2. a limitation on transfer requests of an agent acting for one or more Owners; and 3. a limitation on the dollar amount of any transfer. Systematic Investment Programs. The Company may from time to time offer systematic investment programs that allow You to systematically transfer funds among the Investment Divisions. These programs may include, but are not limited to, dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the money market Investment Division to the Designated Option(s). After issue of Your Contract, You may elect one of these programs by contacting the Company's Service Center to obtain materials and forms that describe, and are required to participate in, these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss. The Company's optional dollar cost averaging program permits You to authorize the automatic monthly, quarterly, semiannual, or annual transfer of a fixed dollar amount or selected percentage of the value of a Source Option, to one (1) or more Designated Option(s). WRITTEN NOTICE. Written information or instructions You intend to give to the Company must be in Good Order and delivered to the Company's Service Center, unless the Company advises You otherwise. A notice relating to Owner, Beneficiary designation or Assignment changes shall take effect on the date the request is signed by You, subject to any payments the Company has made or actions taken by the Company before the Company receives and records the request. Otherwise, instructions included in a Written Notice takes effect on the date the Company receives the notice at the Company's Service Center. The Company will deliver any notice or communication to Your last known address in the Company's records unless You request otherwise in writing. You are responsible for promptly notifying the Company of any address change or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the primary Owner's address. VA785NY 9

ACCUMULATION PROVISIONS You may not allocate funds to more than the maximum number of Investment Divisions, specified on the Contract Data Pages, at any one time. SEPARATE ACCOUNT. The Separate Account is an asset account shown on the Contract Data Pages. The Separate Account consists of assets the Company has set aside and has kept separate from the Company's general account assets and other separate accounts. The Separate Account assets will not be charged with liabilities arising out of any other Company business. The Company credits or charges all the income, gains, and losses resulting from the Separate Account assets exclusively to the contracts supported by the Separate Account. The Separate Account assets will be available to cover the liabilities of the Company's general account only to the extent that they exceed the Separate Account liabilities arising from the Contracts supported by the Separate Account. The Separate Account is divided into several Investment Divisions. The Company will value the Separate Account assets at their fair market value at least monthly. Accumulation Units. The Contract Value may increase or decrease depending on the performance of the Investment Divisions. The Company uses a unit of measure called an Accumulation Unit to measure the Contract Value during the growth stage of Your Contract. The value of an Accumulation Unit may increase or decrease from Business Day to Business Day. Transactions affecting the Contract Value, such as withdrawals, transfers, and certain charges, result in the redemption of Accumulation Units but do not change the value of Accumulation Units. When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The Company determines the number of Accumulation Units credited to Your Contract by dividing the amount You allocate to each Investment Division by its Accumulation Unit Value at the close of the Business Day on which You make the allocation. Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions by: 1. determining the total amount of money allocated to that particular Investment Division; 2. subtracting from that amount any applicable taxes; 3. dividing the result by the number of outstanding Accumulation Units. VA785NY 10

WITHDRAWAL PROVISIONS On or before the Income Date You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Service Center in a form acceptable to the Company. TOTAL WITHDRAWAL. Upon a total withdrawal, You will receive the Withdrawal Value. The Withdrawal Value will be based on values determined at the end of the Business Day on which the Company receives Your withdrawal request in Good Order at the Company's Service Center. If a total withdrawal is requested, You must submit the Contract to the Company's Service Center. A total withdrawal terminates Your Contract. No withdrawal may exceed the Withdrawal Value. PARTIAL WITHDRAWAL. Any partial withdrawal must be either: 1. an amount not less than the minimum partial withdrawal amount shown on the Contract Data Pages; or 2. an amount equal to Your entire interest in an Investment Division. The partial withdrawal will be based on values determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Service Center. Your Contract Value will be reduced by the gross withdrawal amount requested. Unless You request otherwise, a partial withdrawal will be deducted from each Investment Division in proportion to its current value. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. If the partial withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. SYSTEMATIC WITHDRAWAL. You may elect to take a systematic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual or annual basis, subject to the Minimum partial withdrawal amount made as a scheduled part of a systematic withdrawal program, as shown on the Contract Data Pages. VA785NY 11

DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon the death of the Owner or any Joint Owner, before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner. In the event of the death of a Joint Owner, the surviving Joint Owner, if any, will be the Primary Beneficiary. Any other Beneficiary designation on record at the Company's Service Center at the time of death will be treated as a Contingent Beneficiary. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit amount before the Income Date is equal to the Contract Value. The Company will calculate the first Beneficiary's share of the death benefit at the end of the Business Day (after all applicable transactions for the day) on which the Company receives the Beneficiary's request for payment with Due Proof of death, an election identifying the type of death benefit option requested, proof of the Beneficiary's interest in the proceeds, and any applicable state required forms, in Good Order at the Company's Service Center. Each Beneficiary will receive their portion of the death benefit, subject to market fluctuations, when the Company receives their death benefit option election form and any applicable state required forms, in Good Order at the Company's Service Center. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Investment Division until the Company calculates their share of the death benefit. DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless the Owner has designated a Pre-selected Death Benefit Payment Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit payment options below: Option 1 - single lump-sum payment; Option 2 - payment of the entire death benefit distributed within five (5) years of the date of the relevant death; or Option 3 - Income Payments of the death benefit (i) over the lifetime of the Beneficiary, or (ii) over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one (1) year of the date of the relevant death. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under the life income option (Option 3) must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Service Center. Any portion of the death benefit not applied under the life income option (Option 3) must be paid within five (5) years from the Owner's death. The death benefit will remain invested in accordance with the allocation selected by You until a payout option is selected or the Beneficiary specifies otherwise. VA785NY 12

DEATH BENEFIT PROVISIONS (CONT'D) ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant. However, if the Owner is not a natural person, upon the death of any Annuitant, the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. PAYMENT OF DEATH BENEFIT PROCEEDS. The Company will pay the death benefit proceeds to the Beneficiary upon receipt of a request for payment with Due Proof of death in Good Order at the Company's Service Center. If any death benefit proceed is due to an Owner's estate, the Company will pay it in a single lump- sum payment. With the exception of death benefit Option 3 above, the Company will pay a Beneficiary that elects a death benefit option within seven (7) calendar days of the date the Company receives request for payment, provided the Company has received Due Proof of death in Good Order at the Company's Service Center. If the Company does not distribute death benefit proceeds within seven (7) calendar days, the death benefit proceeds will include interest accrued and payable from the eighth day following the date that Due Proof of death was received in Good Order at the Company's Service Center until the death benefit is paid. The rate of interest will equal the rate of interest applicable to death benefit proceeds left on deposit with the Company on the date of the Owner's death. Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Payment Option, a spouse who is a Joint Owner or Beneficiary of the deceased Owner, may elect to continue the Contract in his or her own name, at the current Contract Value, and exercise the Owner's rights under the Contract in lieu of taking the death benefit. For purposes of the Spousal Continuation Option, the "continuation date" is the date on which the Company receives the spouse's written request to elect the Spousal Continuation Option and Due Proof of the relevant death in Good Order at the Company's Service Center. This Spousal Continuation Option may be exercised only once, but may not be available if You designated a Pre-selected Death Benefit Payment Option. The Spousal Continuation Option is void in the event the original Contract Owner is no longer the Contract Owner or in the event the Contract has been assigned. VA785NY 13

DEATH BENEFIT PROVISIONS (CONT'D) Pre-selected Death Benefit Payment Option Election. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit payment options made available by the Company. You may do so by submitting a designation acceptable to the Company in Good Order to the Company's Service Center. Pre-selected Death Benefit Payment Options are effective only after being recorded by the Company. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Payment Option unless the Internal Revenue Code requires otherwise or Your election requires payment over a period that exceeds the Beneficiary's life expectancy. Only You may revoke or change a Pre-selected Death Benefit Payment Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Service Center. Revocations and changes to a Pre-selected Death Benefit Payment Option are effective only after being recorded by the Company. VA785NY 14

INCOME PROVISIONS INCOME DATE. Income Payments will begin on the Income Date. The Income Date must be at least thirteen (13) months after the Contract Issue Date. If You do not select an Income Date, the Income Date is the Latest Income Date. You may change the Income Date to any date that is not later than the Latest Income Date by submitting Written Notice in Good Order to the Company's Service Center at least seven (7) days before the Income Date. INCOME PAYMENT. On or before the Income Date, You can elect payment in a single lump sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option. The Company will apply the Contract Value to provide You Fixed Annuity Payments or Variable Annuity Payments according to Your selected Income Option. If You do not choose how to receive Your Income Payments, Your Income Payments will be Variable Annuity Payments. Income Options. You may elect payment as provided in Options 1, 2, 3 or 4 below. You may elect an Income Option at any time before the Income Date and You can change an Income Option up to seven (7) days before the Income Date by submitting Written Notice in Good Order to the Company's Service Center. If You do not select an Income Option, the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one (1) lump-sum payment instead of providing Income Payments according to the Income Option You elect. The single lump-sum payment will not be less than would have been applied under an Income Option. If the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually or annually to achieve an initial payment of at least $20, or the Company may make one (1) single lump-sum payment. Income Payments at the time of their commencement will not be less than those that would be provided by the application of an equivalent amount to purchase a single premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. The amount at annuitization will not be less than the greater of the Withdrawal Value or 95% of the Contract Value. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. VA785NY 15

INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a second person You designate. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. If reduced Income Payments to the survivor are desired, the Company will calculate Variable Annuity Payments using either one-half or two-thirds of the number of Annuity Units for each Investment Division comprising the Variable Annuity Payments payable during the joint life of the Annuitant and the designated second person. The Company will calculate Fixed Annuity Payments equal to either one-half or two-thirds of the Fixed Annuity Payment payable during the joint life of the Annuitant and the designated second person. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and the designated second person before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make no fewer than 120 or 240 monthly payments to You. If, at the Annuitant's death, fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to You as previously scheduled. In the event You die before the Company makes the specified number of guaranteed payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment, the amount of which the Company will calculate using the interest rate the Company originally used to determine the payments upon annuitization. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment, the amount of which the Company will calculate using the interest rate the Company originally used to determine the payments upon annuitization. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options. The Owner may elect either fixed or variable annuity payments as described below. FIXED ANNUITY PAYMENTS. The Company will determine Fixed Annuity Payments by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Fixed Annuity Payment options. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. Once begun, the Company will not change the amount of the Fixed Annuity Payments, except upon the first death between the Annuitant and the designated second person under Option 2. VA785NY 16

INCOME PROVISIONS (CONT'D) VARIABLE ANNUITY PAYMENTS. The Company will determine the initial Variable Annuity Payment by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Variable Annuity Payment options. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. The Company will determine the second and subsequent Variable Annuity Payments in two (2) steps. First, the Company will divide the initial Variable Annuity Payment by the Annuity Unit Value calculated on the Income Date to establish a number of Annuity Units. Second, the Company will multiply that number of Annuity Units by the Annuity Unit Value determined on the Business Day next preceding the date on which each payment is due. The result of each calculation determines the Variable Annuity Payment due. Once Variable Annuity Payments have begun, the number of Annuity Units remains constant absent a reallocation between the Investment Divisions. Variable Annuity Payments are not affected by expenses other than taxes. Neither expenses actually incurred, other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of Variable Annuity Payments after such payments have commenced. Annuity Unit Value. The Company sets the initial value of an Annuity Unit of each Investment Division when the Company establishes the Investment Division. The Annuity Unit Value reflects the investment performance of an Investment Division and may increase or decrease from one Business Day to the next. The Contract's Table of Income Options assumes the net investment rates described in the Contract's Basis of Computation provision. Therefore, if an Investment Division's actual net investment rate is greater than or less than the assumed net investment rate, Variable Annuity Payments will increase or decrease accordingly over time. The Company calculates each Investment Division's Annuity Unit Value for any Business Day in two (2) steps: First, the Company multiplies the immediately preceding Business Day's Annuity Unit Value by the Business Day's "net investment factor" determined on the day of the calculation. The Company determines the "net investment factor," which reflects changes in the Investment Division's net asset value, by dividing the value established at (1) below by the value established at (2) below, where: (1) Is the net result of: a. the Investment Division's net asset value at the end of the Business Day; plus b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day; plus or minus c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and (2) Is the Investment Division's net asset value at the end of the preceding Business Day. VA785NY 17

INCOME PROVISIONS (CONT'D) Second, the Company multiplies the result from the first step above by a factor equal to one over one plus the assumed net investment rate, raised to the number of calendar days between the previous Business Day and the current Business Day over the number of calendar days in the current year. The factor is expressed formulaically as follows: 푡 1 푦 ( ) 1 + 퐴퐼푅 where: AIR is the assumed net investment rate. t is the number of calendar days between the previous Business Day and the current Business Day. y is the number of calendar days in the current year. NATURAL OWNER'S DEATH AFTER THE INCOME DATE. Upon Your death or the death of any Joint Owner, who is not also an Annuitant, after the Income Date, Income Payments due continue as before. Upon Your death after the Income Date, the Beneficiary becomes the Owner. ANNUITANT'S DEATH AFTER THE INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the Income Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death. BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. The Company will pay any remaining Income Payments due to any Primary Beneficiaries or, if none, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any remaining Income Payments due; in that circumstance, the Company will pay any remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay any remaining Income Payments to Your estate. VA785NY 18

TERMINATION PROVISION This Contract terminates and all Contract benefits will end on the earlier of: 1. the date You take a total withdrawal; 2. the date the Contract Value is zero or insufficient to pay Contract charges; or 3. the date upon which the Company receives Due Proof of the Owner's (or any Joint Owner's) death and a Beneficiary's election of a death benefit payment option in Good Order at its Service Center, unless the Contract is continued by the spouse under the Spousal Continuation Option. VA785NY 19